Exhibit 99.1

For Immediate Release

EFJ, Inc. Revenue Growth Continues in Third Quarter

Year to date 2004 Increase in Revenue Hits 68%

Washington, DC — October 29, 2004 — EFJ, Inc. (NASDAQ: EFJI) today announced third quarter 2004 revenue of $15.4 million.  This represents an 18% increase from revenue of $13.1 million in the third quarter of 2003.  The increase in the third quarter primarily was driven by increased sales in security products in international markets.

EFJ, Inc. reported an income of $0.8 million or $0.04 per share. This includes a non-cash benefit of $1.4 million, or $0.8 per share, to reflect the variable accounting treatment of re-priced options.  Excluding the impact of variable accounting treatment of re-priced options, EFJ, Inc. had a net loss for the third quarter of 2004 of $0.6 million, or $0.04 loss per share.

In the third quarter of 2003, the company reported a net loss of $1.8 million or $0.10 loss per share, which included a non-cash expense of $1.9 million or $0.11 per share, to reflect the variable accounting treatment of re-priced stock options.

Revenue for the first nine months of 2004 was $55.2 million compared to $32.8 million for the same period in 2003, an increase of 68%.  EFJ, Inc had net income of $2.3 million or $0.12 per diluted share during the nine months ended September 30, 2004 compared to a net loss of $2.5 million or $0.14 loss per share during the same period in 2003.

Excluding the impact of variable accounting treatment of re-priced options, net income for the first nine months of 2004 was $3.2 million or $0.17 per diluted share compared to a net loss of $0.3 million or $0.02 loss per share for the same period in 2003.

“Our core business of providing wireless communications to first responders grew 60% the first nine months of 2004.  Also, our voice security products business year to date has more than doubled in revenue compared to the same period a year ago.  Backlog at the end of the third quarter was $14.6 million which includes a number of P25 conventional and trunked systems that EFJohnson, EFJ’s wholly-owned subsidiary, has won this year for delivery in 2005,” said Michael E. Jalbert, EFJ, Inc. chairman and chief executive officer.

“We confirm the revised 2004 annual guidance of $0.26 to $0.29 earnings per diluted share on revenue of $74 to $76 million we issued in September.  As we continue to inform our shareholders, our guidance reflects fluctuations due to the timing of customer orders which causes our quarterly results to be uneven year over year and/or vary sequentially quarter to quarter,” added Jalbert.

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Vital Wireless Solutions, Yesterday, Today and Tomorrow

“We accelerated the move from Minnesota to Texas. We have incurred costs of $1.1 million to date for the relocation of both of our business segments.  Approximately $1.7 million of the $2.1 million of relocation and outsourcing expense will be incurred in 2004.  We continue to invest in people and programs for research and development and sales and marketing to position EFJ, Inc for strong continued growth in 2005 and the years to come,” Jalbert said.

Conference Call and Web Cast

The Company announced on October 13, 2004 that it has scheduled an investor conference call today, October 29, 2004, at 9:00 a.m. Eastern Time. The call is available via 800-500-0177.  Replays of the call will be available starting at 12:00 Noon EDT on Friday, October 29th and continuing until 12:00 Midnight Friday November 5, 2004.  The replay number is 888-203-1112, and the reservation number is 883095.

The call will be accessible via webcast at www.vcall.com by clicking EFJI under “Today’s VCalls.”  Investors are advised to go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software.

About EFJ, Inc.

EFJ, Inc is the Washington, DC based parent company to industry-leading wireless telecommunications solutions businesses. EFJ, Inc. is home to the EFJohnson Company, one of the first developers of Project 25 mobile communications products compliant with federal government interoperability standards, and Transcrypt International, a leader in secure voice communication solutions.  For more information, visit www.efji.com.

Investor Relations contact:

Jim Stark

800-295-1772

jstark@efji.com

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other matters, R&D expenses, sales/marketing, facility move and outsourcing expenses. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the percentage of backlog which is filled during the quarter, the level of demand for the Company’s products and services, the timely procurement of necessary manufacturing components, the timing of future product development, the actual operational expense experienced, dependence on continued funding of governmental agency programs, the successful completion of the relocation of facilities from Minnesota to Texas, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10K for the year ended December 31, 2003.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  Readers are cautioned not to place undue reliance on these forward-looking statements.

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EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended September 30, 2004 and 2003

(Unaudited and in thousands, except share and per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2004	2003	2004	2003

Revenues	$15,430	$13,089	$55,245	$32,803
Cost of sales	8,161	7,853	30,401	18,974
Gross profit	7,269	5,236	24,844	13,829

Operating expenses:
Research and development	2,572	1,939	7,842	5,154
Sales and marketing	2,709	1,756	7,045	4,590
General and administrative, inclusive of non-cash stock option repricing (benefit) expense adjustment of $(1,425) and $886 for the three and nine months ended September 30, 2004 and $1,890 and $2,186 for the same periods ended September 30, 2003	1,221	3,327	7,580	6,523
Total operating expenses	6,502	7,022	22,467	16,267

Income (loss) from operations	767	(1,786)	2,377	(2,438)

Other income (expense)	34	35	29	62
Interest income	11	5	31	26
Interest expense	(28)	(41)	(119)	(133)

Income (loss) before income taxes	784	(1,787)	2,318	(2,483)

Income tax provision	—	—	—	—

Net income (loss)	$784	$(1,787)	$2,318	$(2,483)

Net income (loss) per share — Basic	$0.04	$(0.10)	$0.13	$(0.14)
Net income (loss) per share — Diluted	$0.04	$(0.10)	$0.12	$(0.14)

Weighted average common shares — Basic	17,887,457	17,577,315	17,779,443	17,577,315
Weighted average common shares — Diluted	18,672,301	17,577,315	18,784,281	17,577,315

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EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2004 and December 31, 2003

(in thousands, except share data)

	SEPTEMBER 30,	DECEMBER 31,
ASSETS	2004	2003
	(unaudited)
Current assets:
Cash and cash equivalents	$7,967	$4,644
Accounts receivable, net of allowance for returns and doubtful accounts of $142 and $104, respectively	9,863	19,754
Receivables — other	178	157
Cost in excess of billings on uncompleted contracts	1,371	869
Inventories	14,531	18,040
Deferred income taxes	2,000	1,500
Prepaid expenses	3,262	587
Total current assets	39,172	45,551

Property, plant and equipment, net	3,546	2,779
Deferred income taxes	6,000	6,500
Intangible assets, net of accumulated amortization	6,748	6,753
Other assets	542	686
TOTAL ASSETS	$56,008	$62,269

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$—	$7,500
Current portion of long-term debt obligations	131	127
Accounts payable	6,719	8,582
Billings in excess of cost on uncompleted contracts	25	30
Deferred revenue — current	277	1,191
Accrued expenses	3,867	3,406
Total current liabilities	11,019	20,836

Long-term debt obligations, net of current portion	323	426
Deferred revenue, net of current portion	737	601
TOTAL LIABILITIES	12,079	21,863

Stockholders’ equity:
Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 50,000,000 voting shares authorized, 17,972,432 and 17,359,973 issued and outstanding as of September 30, 2004 and December 31, 2003; 600,000 non-voting shares authorized, 217,542 issued and outstanding at December 31, 2003, which shares were converted to voting shares in 2004)	180	176
Additional paid-in capital	102,046	100,845
Accumulated deficit	(58,297)	(60,615)
TOTAL STOCKHOLDERS’ EQUITY	43,929	40,406
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$56,008	$62,269

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